CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of Lithium Americas Corp. of our report dated March 16, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting of Lithium Americas Corp., which appears in Exhibit No. 99.2 of Lithium Americas Corp.'s Annual Report on Form 40-F for the year ended December 31, 2021.

We also consent to reference to us under the heading "Interests of Experts," which appears in the Annual Information Form included in Exhibit No. 99.1 of Lithium Americas Corp.'s Annual Report on Form 40-F for the year ended December 31, 2021, which is incorporated by reference in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada
February 8, 2023